Exhibit 5.1

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Phone: 206 359-8000
Fax: 206 359-9000
www.perkinscoie.com

July 26, 2005

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, CT 06810-5120

Re: Registration Statement on Form S-8 of Shares of Common Stock, $0.001 par value per share, of Penwest Pharmaceuticals Co.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,750,000 shares of common stock, $0.001 par value per share (the “Shares”), of which up to 1,650,000 shares may be issued pursuant to the Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan, and of which 100,000 shares may be issued under the Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn, effective June 21, 2004 (together, the “Plans”).

We have examined the Registration Statement and such documents and records of Penwest Pharmaceuticals Co. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by Penwest Pharmaceuticals Co. of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by Penwest Pharmaceuticals Co. in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP
Perkins Coie LLP